January 24, 2002



InfoVista S.A.
6, rue de la Terre du Feu
91952 Courtaboeuf Les Ulis
France

                                 InfoVista S.A.
                                 --------------


Ladies and Gentlemen:

     We have acted as French counsel for InfoVista S.A., a French societe anonyme organized under the laws of the Republic of France (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 914,955 shares (the "Shares") of common stock, par value (euro) 0,54 per share, of the Company (the "Common Stock"), to be issued pursuant to the InfoVista S.A. 2001 Employee Stock Option Plan as amended (the "2001 Plan").

     In this connection, we have examined the following documents :

     1. a certified copy of the statuts of the Company dated December 13, 2001 and an extrait K-bis of the Registre du Commerce et des Societes d'Evry dated January 15, 2002, related to the Company ;

     2. a certified copy of the minutes of the Assemblee generale mixte of the shareholders of the Company dated December 18, 2000 relating to inter alia the authorization granted to the board of directors of the Company to grant to employees and legal representatives of the Company and its affiliates as defined in article L. 225-180 of the French Code de commerce, options to subscribe Shares ;

     3. a certified copy of the minutes of the board of directors of the Company dated January 24, 2001 relating to inter alia the adoption of the 2001 Plan and to the grant of options under the 2001 Plan ;

     4. a certified copy of the minutes of the board of directors of the Company dated April 23, 2001 relating to inter alia to the grant of options under the 2001 Plan ;

     5. a certified copy of the minutes of the board of directors of the Company dated June 20, 2001 relating to inter alia to the grant of options under the 2001 Plan ;

     6. a certified copy of the minutes of the board of directors of the Company dated September 26, 2001 relating to inter alia to the modifications of the 2001 Plan and to the grant of options under the 2001 Plan ;

     7. a certified copy of the minutes of the board of directors of the Company dated October 23, 2001 relating to inter alia to the grant of options under the 2001 Plan ;

     8. a certified copy of the resolution of the board of directors of the Company dated December 13, 2001 relating to the grant of options under the 2001 Plan ;

     9. a certified copy of the fourteenth resolution of the Assemblee generale mixte of the shareholders of the Company dated December 13, 2001 approving the modifications of the 2001 Plan by the board of directors of the Company held in September 26, 2001 ; and

     10.  a copy of the 2001 Plan.

     We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinion hereinafter expressed.

     In the context of such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

     We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect on the date hereof, and we do not express any opinion herein as to the effect of the laws under any other jurisdiction.

     Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned and having regard for such legal considerations as we deem relevant, we are of the opinion that any Shares to be issued upon the exercise of any options granted under the 2001 Plan, to the extent that they are issued in compliance with the provisions of the 2001 Plan, the by-laws (statuts) of the Company and the then applicable law, will be validly issued and fully paid up.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Shearman & Sterling



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